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                                                                    May 30, 2000
[LAZARD LOGO]

The Board of Managing Directors
  and the Board of Supervisory Directors
Baan Company N.V.
Baron van Nagellstraat 89
3770 AC Barneveld
The Netherlands

Dear Members of the Board:

     We understand that Baan Company N.V. (the "Company"), Invensys plc ("Parent"), B Acquisition B.V., i.o., a wholly-owned subsidiary of Parent (the "Purchaser"), and B Offer Sub B.V., i.o., a wholly-owned subsidiary of the Purchaser ("Offer Sub"), propose to enter into an Offer Agreement (the "Offer Agreement") pursuant to which Offer Sub will commence an offer (the "Offer") to purchase all the outstanding common shares, par value NLG 0.06 per share (the "Common Shares"), of the Company at a price of 2.85 Euros per share, net to the seller in cash (with a U.S. dollar equivalent option) (the "Consideration").

     You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Common Shares in the Offer. In connection with this opinion, we have:

     (i) reviewed the financial terms and conditions of the draft Offer Agreement dated May 27, 2000 (which did not contain disclosure schedules);

     (ii) analyzed certain historical business and financial information relating to the Company;

     (iii) reviewed financial forecasts and other data provided to us by the Company relating to its businesses for 2000, which did not contain projected statements of cash flows (we have been informed by representatives of the Company that no projected statements of cash flows for 2000 exist and no projections for any year after 2000 exist);

     (iv) held discussions with members of senior management of the Company with respect to the businesses and prospects of the Company and its strategic objectives;

     (v) reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company;

     (vi) reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company;

     (vii) reviewed the historical stock prices and trading volumes of the Common Shares; and

     (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Parent or the Company or concerning the solvency of, or issues relating to solvency concerning, Parent or the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We note that management has not provided us with an estimate of synergies expected to result from the transaction contemplated by the Offer Agreement.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we did not

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address the relative merits of the Offer, any alternative potential transaction or the Company's underlying decision to enter into the Offer Agreement.

     In rendering our opinion, we have assumed that the Offer will be consummated on the terms described in the Offer Agreement, without any waiver of any material terms or conditions. We have also assumed that the definitive Offer Agreement will not differ in any material respect from the draft thereof referred to in paragraph (i) above.

     Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Offer and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Offer. We have in the past provided investment banking services to the Company for which we received usual and customary compensation. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We are also currently advising Parent on a divestiture for which we expect to be paid reasonable and customary fees. Lazard Freres & Co. LLC is not regulated by any authority or body in the Netherlands, and is rendering this opinion in accordance with customary practice in the United States. With your consent, we have assumed that law, custom and practice in the Netherlands relating to opinions such as the one being delivered hereby are not materially different from those of the United States.

     Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board of Directors in connection with its consideration of the Offer to be commenced by Offer Sub pursuant to the Offer Agreement. This opinion is not intended to and does not constitute a recommendation to any holder of the Common Shares as to whether such holder should tender such holder's Common Shares in the Offer. This opinion does not address any transaction involving the Common Shares, whether or not contemplated by the Offer Agreement, other than the Offer. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction. This opinion is given pursuant to the engagement letter dated January 31, 2000 and is governed by New York law. It may only be relied on with the express condition that it is governed by New York law.

     Based on and subject to the foregoing, we are of the opinion that the Consideration to be received by the holders of the Common Shares pursuant to the Offer is fair to the holders of the Common Shares from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          By /s/ LUIS E. RINALDINI
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                                            Luis E. Rinaldini
                                            Managing Director

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